 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2014

Intellicheck Mobilisa, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-15465 (Commission File Number)	11-3234779 (IRS Employer Identification No.)

191 Otto Street, Port Townsend, WA 98368

(Address of principal executive offices) (Zip code)

(360) 344-3233

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2014, the Board of Directors (the “Board”) of Intellicheck Mobilisa, Inc. (the “Company”) appointed William P. Georges and Jack A. Davis, Maj. Gen. USMC, to the Board, effective immediately. This brings the total number of board members to seven.

Mr. Georges, aged 60, is President and CEO of The Georges Group, LLC, a provider of strategic consulting services and project management in the areas of corporate operations/ relations to both public and private entities worldwide. Prior to forming the firm, he spent nine years as senior vice president of The Century Council, a developer of programs to fight alcohol misuse, drunk driving and underage drinking. He is a retired 25-year veteran of the Albany, NY Police Department where he ultimately achieved the rank of Assistant Chief/Chief of Patrol where he was responsible for all uniformed police services. Mr. Georges is a life member of the International Association of Chiefs of Police. He serves on the Traffic Law Enforcement Committee of the Transportation Research Board of the National Academies and has been recognized by numerous organizations for his dedication to law enforcement.

Major General Davis, aged 68, is a proven leader in the military, law enforcement and business arenas. In a 37-year career in the United States Marine Corps, during which he rose to the rank of Major General, he commanded at every level from an infantry platoon in Vietnam to Commanding General of the 4th Marine Division. His final assignment prior to retirement was Vice Commander, Marine Corps Forces Atlantic/Deputy Commander Marine Corps Forces Europe, for which he received the Distinguished Services Medal. He also served five years in federal law enforcement before joining the North Carolina State Bureau of Investigation in 1979, retiring in 1999 with a distinguished record of service. He also established JA Davis & Associates, a frontrunner in leadership and security training development. He holds a bachelor of science degree and two master’s degrees. He previously served on the Mobilisa’s Board of Directors from October 2005 until the merger with Intellicheck in March 2008.

There are no arrangements or understandings between Mr. Georges and Mr. Davis and any other persons pursuant to which each was selected as a director. Mr. Georges and Mr. Davis will be eligible to receive the standard compensation paid to non-employee/non-investor directors previously disclosed by the Company. Neither the Company nor the Board is aware of any transaction in which Mr. Georges and Mr. Davis has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Georges and Mr. Davis will be indemnified by the Company pursuant to the Company’s Amended and Restated Certificate of Incorporation and Bylaws for actions associated with being a director.

A copy of the Company’s press release announcing the appointment of Messrs. Georges and Davis is attached hereto as Exhibit 99.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 12, 2014, Intellicheck Mobilisa, Inc. (the “Company”) filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware, pursuant to which the Company effected a one-for-eight reverse split of its issued and outstanding common stock (the “Reverse Stock Split”). The Reverse Stock Split will not change the number of authorized shares of the Company’s common stock. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The following is a brief description of each matter voted upon at the 2014 Special Meeting and the number of votes cast for or against and the number of abstentions with respect to each matter, as applicable.

1.	To approve an amendment to Company’s Certificate of Incorporation to authorize the Company’s board of directors to effect a reverse stock split of the Company’s common stock by a ratio of one-for-eight.

FOR	AGAINST	ABSTAIN
25,585,487	7,436,419	244,070

In accordance with the above results, Proposal No. 1 was approved.

Item 8.01	Other Events.

On August 11, 2014, the Company issued a press release announcing the appointment of the two directors. A copy of the press release is attached hereto as Exhibit 99.1.

On August 12, 2014, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment of the Restated Certificate of Incorporation of Intellicheck Mobilisa, Inc.

99.1	Press Release issued August 11, 2014

99.2	Press Release issued August 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 13, 2014	INTELLICHECK MOBILISA, INC.

	By:	/s/ Bill White
Bill White
Chief Financial Officer